Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of American Tire Distributors Holdings, Inc. of our report dated March 4, 2005, except for Note 15, which is as of March 31, 2005, relating to the financial statements, which appears in such Registration Statement. We also consent to the use of our report dated March 4, 2005 relating to the financial statement schedule, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Summary Historical and Unaudited Pro Forma Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Charlotte, North Carolina

July 14, 2005